Exhibit 7.(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” and “Experts” in the Prospectus and to the use of our reports: (1) dated April 29, 2011, with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, and (2) dated April 29, 2011, with respect to the financial statements of the subaccounts of Farm Bureau Life Variable Account, included in Post-Effective Amendment No. 31 to the Registration Statement (Form S-6 No. 33-12789) under the Securities Act of 1933, and related Prospectus of Farm Bureau Life Variable Account (Flexible Premium Variable Life Insurance Policy), incorporated by reference in this Post-Effective Amendment No. 32 to the Registration Statement (Form S-6 No. 33-12789) under the Securities Act of 1933.
/s/ Ernst & Young LLP
Des Moines, Iowa
July 14, 2011